Exhibit 10.4

2010 EXECUTIVE INCENTIVE PROGRAM

OVERVIEW

You have been selected to participate in the 2010 Executive Incentive Program (“Incentive Program”) based on your level of responsibility within CDI.

The purpose of the Incentive Program is to recognize and reward key employees of CDI who contribute to the overall financial performance of their area, business unit, and the Corporation overall. By rewarding the successful achievement of selected operating goals, CDI provides the opportunity to enrich your annual cash compensation while driving the behaviors needed to enhance Company performance.

Performance Year	•	The performance year for the Incentive Program starts on January 1, 2010 and ends December 31, 2010.

Incentive Metrics and Weightings	•	The 2010 Executive Incentive Program is based on the following strategic accomplishments:
Performance Metrics for Corporate Executives:

	•	33% CDI Direct Margin
	•	52% CDI Earnings Per Share
	•	15% Individual Targets (“ITs”)

Performance Metrics for Business Unit/Vertical Executives:

	•	33% Business Unit/Vertical Direct Margin
	•	52% Business Unit/Vertical Contribution Margin
	•	15% Individual Targets (“ITs”)

Incentive Metrics and Weightings cont’d		The following achievement and payout percentages apply separately to Direct Margin, Earnings Per Share and Contribution Margin performance metrics:
			Percent Metric Achievement	Incentive Payout Percentage
			< 70%	0%
			70%	35%
			75%	45.8%
			80%	56.7%
			85%	67.5%
			90%	78.3%
			95%	89.2%
			100%	100%
			105%	110.8%
			110%	121.7%
			115%	132.5%
			120%	143.3%
			125%	154.2%
			≥130%	165%

			Note: An incentive payout in between achievement levels will be interpolated.

		•	For all participants, each financial element will be capped at 100% until CDI achieves the Earnings Per Share threshold. ITs are capped at 100% payout.

		•	Any financial metric outside of Direct Margin, Earnings Per Share and Contribution Margin will be measured as an IT.

			The Compensation Committee will review and consider the effect on incentive compensation of any acquisitions (i.e., the establishment of new financial targets on a pro rata basis) and/or discontinued operations. In addition, the Committee may consider out of pattern events.

		•	Incentive awards for the achievement of individual ITs will be based on an assessment by the CEO (who receives recommendations from the BU or Corporate executive) on a straight-line basis, e.g., for 80% achievement, the executive will receive an 80% payout, up to a maximum payout of 100% for any IT.

When Will I Receive My Award?	•	2010 incentive awards, if any, are scheduled for payout in 2011, after the completion of CDI’s audited financial year-end statements.

All incentive payments at year-end are subject to review, approval, and discretionary adjustment by the Compensation Committee of CDI’s Board of Directors. The Compensation Committee and CDI’s Board of Directors reserve the right to amend the terms of this plan or make other adjustments as they deem necessary in their sole discretion.

What If I Become Eligible After the Start of the Plan Year?	•	If you become eligible after the start of the Plan year, you are still eligible to participate in the Incentive Program. However, your award will be prorated for the length of time in which you participated in the Program unless specified otherwise by prior special written agreement.
	•	Proration of your incentive award depends on when you became eligible to participate. See the following chart to determine the proration formula that corresponds to the date your eligibility started.

		On or before 01/31/10	è	12/12 months (no proration)
		02/01/10 – 02/28/10	è	11/12 months
		03/01/10 – 03/31/10	è	10/12 months
		04/01/10 – 04/30/10	è	9/12 months
		05/01/10 – 05/31/10	è	8/12 months
		06/01/10 – 06/30/10	è	7/12 months
		07/01/10 – 07/31/10	è	6/12 months
		08/01/10 – 08/31/10	è	5/12 months
		09/01/10 – 09/30/10	è	4/12 months
		10/01/10 – 12/31/10	è	Discretionary *

*   Management has the discretion to allocate a prorated target incentive based on months with CDI (up to three months) for newly hired employees. Performance measures must be established and submitted to Corporate Compensation at the beginning of the employee’s tenure in order for the participant to be incentive eligible.

• Example 1: A newly hired employee who starts in July will be eligible to receive 6/12 (or half) of the yearly incentive.

• Example 2: An employee newly promoted into an executive incentive eligible position in September will be eligible to receive 4 months of the yearly target incentive opportunity.

Will My Target Incentive or Performance Measures Ever Change?	•	The target incentive award and performance measures established for you at the beginning of the Plan Year will remain the same unless there is a significant change in responsibility, such as a promotion to a different position. However, any salary or incentive change that occurs in the fourth quarter will not be reflected in your incentive opportunity until the following year.
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Changes in performance measures and incentive targets are prorated to the month the change is effective for incentive calculation purposes. This is also true of target incentive opportunity changes as well, with the exception of any change that occurs in the fourth quarter. Fourth quarter changes will not be reflected until the following year.

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You will receive notice of a change in target award or performance measures after your Human Resources Executive notifies Corporate Compensation. This process ensures accurate financial accrual, administration, and conformity to Corporate Compensation guidelines.

What Happens To My Incentive If I Leave CDI?	Subject to the termination provisions below (or set forth in your employment agreement, if applicable), you must be employed by CDI on the day of incentive payouts to be considered for an incentive award.
	•	If you resign or are terminated by the Company for cause on or before the day of the incentive payout, you will not be eligible to receive an incentive award.

	•	If your employment with the Company terminates (other than for resignation or for cause), you may be considered for an award at the CEOs discretion and with the approval of the Compensation Committee. If such an award is approved, it will be paid around the time all other incentive awards are paid.

	•	If your employment with the Company terminates due to retirement, long-term disability or death, a prorated award will be paid according to year-end financial statements, based on months of employment in that year.

Administration	•	While you are a participant of the Incentive Program, you are not eligible to participate in any other short-term incentive program at CDI.

	•	Participants in the Executive Incentive Program are subject to the terms and conditions of CDI’s Compliance Program and the Policy on Cash Bonus Awards and Equity Awards “Clawback” for CDI Corp. and its Related Companies; non-compliance may result in a reduction to the incentive in addition to disciplinary consequences.

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